.

                                                Filed pursuant to Rule 424(b)(5)
                                               Registration File No.: 333-116470

SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED AUGUST 30, 2004
(TO PROSPECTUS DATED JUNE 24, 2004)

                                  $927,499,700
                                  (APPROXIMATE)

                                INDYMAC MBS, INC.
                                    DEPOSITOR

                         [INDYMAC BANK GRAPHIC OMITTED]
                           SELLER AND MASTER SERVICER

                   INDYMAC INDX MORTGAGE LOAN TRUST 2004-AR6
                                    ISSUER

               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2004-AR6

                               ------------------

     The Prospectus Supplement dated August 30, 2004 to the Prospectus dated
June 24, 2004 with respect to the above captioned series of certificates is hereby amended as follows:

     The thirteenth paragraph under "The Mortgage Pool--General" on page S-16 of the Prospectus Supplement is revised to read as follows:

        "At origination, all of the Mortgage Loans had a Loan-to-Value Ratio of
     100% or less. Generally, each of the Mortgage Loans with a Loan-to-Value
     Ratio at origination of greater than 80% will be covered by a primary mortgage guaranty insurance policy issued by a mortgage insurance company acceptable to Fannie Mae or Freddie Mac. With respect to approximately
     1.14% of the Mortgage Loans (by the Cut-off Date Pool Principal Balance),
     the lender (rather than the borrower) acquired the primary mortgage guaranty insurance and charged the related borrower an interest premium.
     Except for these lender acquired mortgage insurance Mortgage Loans, no primary mortgage guaranty insurance policy will be required with respect to any Mortgage Loan after the date on which the Loan-to-Value Ratio of a
     Mortgage Loan is 80% or less (either because of principal payments on the
     Mortgage Loan or because of a new appraisal of the mortgaged property). The primary mortgage guaranty insurance policy will be maintained for the life of the lender acquired mortgage insurance Mortgage Loans, unless otherwise prohibited by law. See "--Underwriting Standards" in this prospectus supplement."

     The third sentence under "Servicing of the Mortgage Loans--Servicing
Compensation and Payment of Expenses" on page S-47 of the Prospectus Supplement is revised to read as follows:

       "The expense fees consist of (a) the servicing fee, (b) fees payable to the trustee in respect of its activities under the pooling and servicing agreement in an amount of 0.005% per annum of the Stated Principal Balance of each Mortgage Loan and (c) lender paid mortgage insurance premiums."

     The fourteenth bullet under "Description of the Certificates--Structuring
Assumptions" on page S-65 of the Prospectus Supplement is revised to read as follows:

      "the Net Mortgage Rate is equal to the Mortgage Rate minus the Expense
Fee Rate."

                            BEAR, STEARNS & CO. INC.
                                September 8, 2004